Execution Version

MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (the “Agreement”), dated as of May 27, 2011 (the “Effective Date”) by and between Jubilant Life Sciences Ltd., a company organized under the laws of India (“Jubilant”) and Jubilant Cadista Pharmaceuticals, Inc., a Delaware corporation, (“Cadista”). (Cadista and Jubilant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

Cadista is interested in buying and selling in the Territory certain of Jubilant’s products manufactured by Jubilant.

Accordingly, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree to the following terms and conditions:

ARTICLE I - DEFINITIONS

“AB Rated Equivalent” means a product which has been approved by the FDA which meets the necessary bioequivalence requirements through in vivo and/or in vitro testing compared to a reference standard that is currently approved.

“Accepted Product” has the meaning set forth in Section 6.4(a).

           “Affiliate” means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. “Owns” or “Ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation’s voting securities or a comparable equity interest in any other type of entity. For purposes of this Agreement Cadista and Jubilant shall be deemed not to be Affiliates of each other.

“Agency” means any governmental regulatory authority responsible for granting approvals for the sale of a Product.

            “Agreement” means the present agreement together with all attachments.

“ANDA” means an “abbreviated new drug application,” as defined in the FD&C Act and applicable FDA rules and regulations.

“API” means the active pharmaceutical ingredient of a particular Product.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents.

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

“Average Selling Price” means with respect to a Product for any period, (A) the gross sales (number of units shipped times the invoiced price per unit) by Cadista, its distributors or sublicensees, for such period less accruals for expected rebates and retroactive price reductions for Product shipped during such period and any applicable prior periods, divided by (B) the number of units of Product shipped by Cadista for such period.

“Alternate Supplier” has the meaning set forth in Section 6.2.

“Approved Manufacturer” has the meaning set forth in Section 6.6.

“Article” means any article of this Agreement.

“Bankruptcy Code” means 11 USC §§ 101, et seq.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA are authorized or required by law to close.

“Cadista” has the meaning set forth in the preamble.

 “cGMP” means the FDA’s then-current Good Manufacturing Practices applicable to the manufacture of pharmaceutical products for human use in the United States, the FDA’s guidance documents, and all successor regulations.

“Commercially Reasonable Efforts” means exercising such reasonable efforts and diligence in accordance with a Party’s reasonable business, legal, medical and scientific judgment and in a manner consistent with and in accordance with the efforts and resources of similar parties in the industry for a pharmaceutical product owned or controlled by such Party which is of similar market potential at a similar stage of its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product and the profitability of the product.

“Components” means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labeling for the Product), required to be used in order to produce a Product in accordance with the Product Specifications, other than the API.

“Competing Product with respect to a Product shall mean any pharmaceutical product which has the same active ingredients in the same dosage form, as such Product and is a Generic Equivalent.

“Confidential Information” has the meaning set forth in Article X.

“Destination Charges” means all amounts paid or incurred by Cadista for Product to reach Cadista’s warehouse (including without limitation, taxes, customs, insurance and shipping).

“Effective Date” has the meaning set forth in the preamble.

“FD&C Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations of the FDA promulgated thereunder.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time applied on a consistent basis.

“Generic Equivalent” means an AB Rated Equivalent of the innovator product described in Schedule 1.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (including any securities exchange), commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Intellectual Property Rights” means any and all existing and future proprietary rights, including but not limited to property rights, know-how rights, trade secret rights, copyrights, design rights, any existing or future patents and patent applications in the Territory and all continuations, continuations-in-part, divisions, reissues, reexaminations, extensions or other government actions which extend the subject matter of the foregoing, and any corresponding patents, patents of addition, granted or registered and all other intellectual property rights (including without limitation the right, if any, to sue or bring other actions for past, present and future infringement of such Intellectual Property Rights).

“Jubilant” has the meaning set forth in the preamble.

“Label”, “Labeled” or “Labeling” means, when used as a noun, all labels and other written, printed or graphic matter upon (i) a Product or any container or wrapper utilized with such Product, or (ii) any written material accompanying such Product, including, without limitation, package inserts, in each case that is subject to FDA review.  When used as verb, Label means to affix or insert a Label.

“Latent Defect” has the meaning set forth in Section 6.4(a).

“Loss” or “Losses” has the meaning set forth in Section 12.1.

“Marketing Plan” has the meaning set forth in Section 5.2.

“NDA” means a New Drug Application filed with the FDA pursuant to and under 21 U.S.C. Section 355(b) of the FD&C Act.

“Net Sales” means with respect to a Product for any period, the Average Selling Price for such period multiplied by the number of units shipped for such period  less the following, to the extent not included in the Average Selling Price and without duplication: (a) rebates, quantity and cash discounts, promotional allowances, and other usual and customary discounts and wholesaler or other fees to customers, (b) taxes and duties paid, absorbed, or allowed which are directly related to the sale, (c) the amount of chargebacks and amounts repaid or credited by reason of rejections, damages or return of goods (including, without limitation, for customer returns of Product for any reason, including remaining shelf life), or because of retroactive price adjustments justified by trade practices, and (d) discounts, rebates or other payments required by law to be made under Medicaid, Medicare, or other governmental special medical assistance programs.  To the extent returns are refunded under Section 7.8, they shall not be deducted from Net Sales.

“out-of-product costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) other than Affiliates and employees, by either Party.

“Package” or “Packaging” means, when used as a noun, all primary and secondary containers, including cartons, shipping cases and other like matter used in packaging or accompanying a Product.  When used as a verb, “Package” means to insert into a Package.

“Party” has the meaning set forth in the preamble.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Product Claim” has the meaning set forth in Section 12.3.

“Product Purchase Price” shall be determined on a Product-by-Product basis for a Product and is defined in Section 7.1.

Product Specifications” means the specifications for each of the Products that has received FDA approval set forth on Exhibit A and the specifications to be set forth on Exhibit A following receipt of FDA approval for other Products, as the same may be amended by the Parties from time to time including and in connection with the addition or deletion of Products from Schedule 1.

“Products” means each of the finished dosage pharmaceutical products listed and described on Schedule 1 attached hereto in the dosage form set forth therein, as Schedule 1 may be amended by mutual agreement of the Parties.

“Recall” has the meaning set forth in Section 6.5.

“Regulatory Approval” means the license or marketing approval necessary as a prerequisite for marketing a Product in the Territory.

“Rejection Notice” has the meaning set forth in Section 6.4(a).

“Renewal Period” has the meaning set forth in Section 9.1.

“Section” means any section of this Agreement.

“Service Level Charges” is defined in Section 6.2.

“Technical Information” means all techniques and data and other know-how and technical information including inventions (including patentable inventions), practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information concerning the development, manufacture, production, quality control, storage, distribution and sale of a Product.

“Term” means the period of time specified in Section 9.1.

“Territory” means the United States (including all of its states, territories and possessions).

“Third Party” means any entity other than Jubilant or Cadista, and their respective Affiliates.

ARTICLE II - OVERVIEW OF AGREEMENT

2.1           Overview.  Jubilant will manufacture, Label and Package, or have its designee manufacture, Label and Package, the Products and supply the Products to Cadista, and Cadista will market, sell and distribute the Products in the Territory.  The Parties acknowledge and agree that additional Products may be added to this Agreement, from time to time, upon the mutual agreement of the Parties and the execution of a revised Schedule 1 to add such additional Products.

ARTICLE III – TECHNICAL INFORMATION/COMPETING PRODUCTS

3.1           Ownership of Technical Information.  Ownership of inventions, whether patentable or not patentable, and Technical Information developed pursuant to this Agreement shall be owned by the developing Party.

3.2           Covenant Not to Market Competing Products. From and after the Effective Date until the termination of this Agreement, Cadista shall not directly or indirectly manufacture for sale, market or sell a Competing Product to a Product in the Territory.  This restriction shall not apply with respect to a particular Product once the Term has ended with respect to such Product.   Notwithstanding the foregoing, the Parties recognize and agree that Persons to whom Cadista sells Products for further distribution may also without the assistance of Cadista sell Competing Products.

ARTICLE IV
GENERAL COMMERCIAL OBLIGATIONS

4.1           Appointment.  Jubilant hereby appoints Cadista as exclusive distributor of the Products in the Territory.  During the Term of this Agreement for a Product, Jubilant hereby grants Cadista the exclusive rights to market, advertise, promote, distribute, sell and offer to sell the Products in the Territory.

4.2           Supply.  Subject to the terms and conditions of this Agreement, from and after the Effective Date and during the Term: (a) Jubilant shall use Commercially Reasonable Efforts to timely manufacture, Label, Package and supply to Cadista all of Cadista’s requirements of each of the Products for use or sale in the Territory in accordance with Cadista’s purchase orders, the Product Specifications for each Product, cGMP requirements, Applicable Law and the terms hereof; (b) Jubilant shall not manufacture the Products for, or supply the Products to, its Affiliates (other than Cadista) or any Third Party for use or sale within the Territory without the prior written consent of Cadista; and (c) except as provided in Sections 6.2 and 6.6, Cadista shall purchase all of its requirements of the Products for use or sale in the Territory exclusively from Jubilant.

4.3           Packaging and Labeling.  Cadista shall supply to Jubilant, in a timely fashion, all information necessary to create artwork required to Label the Products (including private-label Product, where applicable) with such trademarks, logos or designs as Cadista shall select and in accordance with Applicable Laws.  Jubilant shall be responsible for securing any approvals required by Agencies in the Territory or other applicable Regulatory Approvals for the initial Label for the Products and for any changes or supplements to the Labeling for any Product requested by Cadista.  In the event that Cadista wishes to modify or change the Label for a Product, when and where reasonably practicable, Cadista shall provide at least sixty (60) days’ advance notice of such desired change to Jubilant as reasonably possible and forward such modifications or changes to Jubilant for incorporation into the Packaging and Labeling of such Products.

4.4           Regulatory Approval. (a) Jubilant, at its cost, shall use Commercially Reasonable Efforts to expeditiously obtain FDA approval of the ANDAs, for each Product, and shall own all Regulatory Approvals for each Product, including without limitation, all ANDAs for each Product.  Jubilant shall (i) conduct all correspondence with the FDA and otherwise manage the Product Regulatory Approval process; (ii) use Commercially Reasonable Efforts to satisfy any deficiencies identified by the FDA; and (iii) use Commercially Reasonable Efforts to maintain the Regulatory Approvals of such Product.

(b)           Jubilant shall maintain the Regulatory Approvals for the Products with the FDA including, the filing of annual reports with the FDA, the performance and submission of stability studies on batches of such Product as may be required under FDA regulations and the preparation and filing of any notices, amendments or supplements as may be required to change or add another source of supply of the APIs for such Product.

ARTICLE V
COMMERCIALIZATION

5.1           General Diligence Obligation.  Subject to the terms and conditions of this Agreement, Cadista will exercise Commercially Reasonable Efforts to market and promote the Products to customers in the Territory during the Term in accordance with the terms of this Agreement, and with Applicable Law.

5.2           Marketing Plan.  Cadista will be responsible for assessing the market opportunities for each Product in the Territory and preparing and providing to Jubilant, a marketing plan for such Product (each a “Marketing Plan”) for the current calendar year within 60 days after the Effective Date of this Agreement.  Each Marketing Plan shall set forth, among other things, Cadista’s Expected Market Price (as defined in Section 5.3 below) for a Product, the estimated Net Sales of such Product for such calendar year and Cadista’s proposed marketing activities, which must be consistent with efforts appropriate for pharmaceuticals products of similar market potential to market such Product in the Territory.

Thereafter, Cadista shall, ninety days prior to the end of each calendar year during the Term, provide Jubilant with a copy of Cadista’s Marketing Plan for each Product for the next calendar year.  Jubilant may communicate comments to Cadista in respect of such Marketing Plans.  Cadista agrees to consider such comments in good faith and shall provide a response to Jubilant in respect of such comments, which response may include revisions to the Marketing Plan.  Cadista shall adopt Jubilant’s comments unless commercially unreasonable.

5.3           Product Sale Pricing.  The net selling prices at which Cadista will market and sell each Product shall be mutually determined by the Parties promptly following Jubilant’s receipt of Cadista’s Marketing Plan for such Product (the “Expected Market Price”).  In the event Product is to be sold below the Expected Market Price, whether in general or as to a specific customer, Cadista shall obtain the approval of Jubilant, and the Product Purchase Price for such Product payable by Cadista to Jubilant pursuant to Section 7.1 shall be adjusted accordingly.  Cadista may request adjustments to the Expected Market Price for a Product as and when market conditions for such Product in the Territory require changes to the Expected Market Price of such Product.

ARTICLE VI
DELIVERY AND ACCEPTANCE

6.1           Forecasts.  Within 60 days after the execution of this Agreement and, not later than 90 days prior to the end of each calendar year during the Term, Cadista will provide Jubilant with a forecast of its requirements of each Product for such calendar year.  All forecasted requirements of each Product provided by Cadista to Jubilant pursuant to this Agreement constitute an estimate of Cadista’s requirements for such Product that is supplied for the convenience of Jubilant only, is non-binding on Cadista, and will not itself be deemed an order of such Product.

6.2           Orders.  On a quarterly basis during the Term of this Agreement, Cadista shall submit to Jubilant purchase orders as needed for each Product to be delivered no sooner than ninety (90) calendar days after the date of the purchase order, consistent with its forecast and as required by Cadista.  Jubilant shall use Commercially Reasonable Efforts to supply a quantity of each Product of up to one-hundred twenty-five percent (125%) of the amount previously forecasted for such Product by Cadista for any such quarter.

If Jubilant cannot confirm that it will be able to supply at least ninety percent (90%) of the quantities of any Product estimated by Cadista for the current 3-month portion of the forecast, as Cadista’s sole remedy, Cadista will advise Jubilant of any service level charges or penalties that may accrue (i.e. payments by Cadista to customer for failure to timely supply) on account of the delay or non-supply and Jubilant shall bear those charges and penalties (“Service Level Charges”).  In the event that the terms and conditions of any purchase order are inconsistent with or conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern.  Jubilant shall, within five (5) Business Days of receiving each purchase order, acknowledge and confirm the delivery date of such Product described on such purchase order.

6.3           Delivery of Products.  Delivery of Products shall be FOB place of manufacture, freight prepaid with full insurance, no later than the delivery date specified by Cadista and no later than 60 days from the date of manufacture.  A Certificate of Analysis, signed by a qualified representative of Jubilant and reasonably acceptable to Cadista, shall accompany each shipment to Cadista.  Title and risk of loss shall pass upon the loading of Product upon the ship at port of embarkation (or if not being transported by ship, then upon loading of carrier at place of manufacture).

6.4           Acceptance and Rejection of Products.

(a)           Cadista shall notify Jubilant in writing of its rejection of any Product supplied to it pursuant to this Agreement (“Rejection Notice”) as follows: (i) in the case of defects that are readily discoverable upon a physical inspection of a Product shipment, Cadista shall deliver a Rejection Notice within thirty (30) calendar days after Cadista or its designated facility has received such Product shipment, or (ii) in the case of a latent defect or any defect that was not obvious and could not be readily discovered from a physical inspection of the Product supplied (“Latent Defect”), Cadista shall deliver a Rejection Notice within thirty (30) calendar days of the date that Cadista discovers such defect.  The notification by customer or a returns processor  of a defect to Cadista shall be treated as the date of discovery and such defect shall be deemed a Latent Defect.  In the event the Failure to provide a Rejection Notice to Jubilant within the applicable 30-day period shall constitute acceptance by Cadista of the shipment, unless mutually agreed between the two parties. (“Accepted Product”).  Rejection Notices that are provided by Cadista shall state in reasonable detail (sufficient to enable Jubilant to identify the nature of the problem for tests or studies to be conducted by or on its behalf or to dispute the same) the reason why Cadista believes the Product does not conform to its Specifications and/or the Product warranties contained in Section 8.1.  Cadista shall, within fifteen (15) Business Days of the delivery by Cadista of any such Rejection Notice, provide samples of the Product being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed to date by or on behalf of Cadista on the Product being rejected.

(b)           Cadista’s test results or basis for rejection shall be conclusive unless Jubilant notifies Cadista within fifteen (15) Business Days of receipt by Jubilant of receipt of the above mentioned samples that it disagrees with such test results or basis for rejection. Jubilant may only assert a disagreement if it alleges that the defects were introduced by Cadista.  If Cadista and Jubilant fail to agree within fifteen (15) Business Days after Jubilant’s notice to Cadista as to whether any Product identified in the Rejection Notice deviates from the Product Specifications for such Product or fails to comply fully with the Product warranties contained in Section 8.1, representative samples of the batch of the Product in question, together with mutually agreed upon questions, shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review.  The results of such applicable independent evaluation shall be binding upon the Parties.  If Jubilant and Cadista determine by agreement, or if such evaluation certifies that the Product was properly rejected by Cadista, Cadista may reject the Product in the manner contemplated by Section 6.4(d).  The Party that is determined to have been incorrect in its determination of whether the Product complies fully with the Product Specifications and the Product warranties contained in Section 8.1 shall pay all of the costs of such independent evaluation, including, without limitation, laboratory fees and additional shipping and transportation costs.  Should the fees associated with the work conducted by the independent laboratory or consultant be due up front, Cadista and Jubilant shall each pay fifty percent (50%) of such upfront fees; provided, that if it is determined by the independent laboratory or consultant that either Party shall have been incorrect in its determination as to whether the Product complies fully with the Product Specifications and the Product warranties contained in Section 8.1, such incorrect Party shall reimburse the other Party for such fifty percent (50%) of such fees within ten (10) Business Days of such determination by the independent laboratory or consultant, as the case may be.

(c)          If any order of a Product is rejected by Cadista, Cadista’s obligation to pay Jubilant in respect of the rejected Product shall be suspended until such time as the rejection is determined or otherwise agreed to be incorrect per Section 6.4(b).  If only a portion of an order is rejected, only the duty to pay the amount allocable to such rejected portion shall be suspended.

(d)          In the event an order or partial order is rejected by Cadista pursuant to the provisions of this Section 6.4, the non-conforming shipment of a Product, or the non-conforming portion thereof, shall be held for Jubilant’s disposition, or shall be returned to Jubilant, in each case at Jubilant’s expense, as directed by Jubilant.  Jubilant shall use its Commercially Reasonable Efforts to replace the non-conforming shipment of such Product, or the non-conforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event will do so within the later of forty-five (45) calendar days after receipt of notice of rejection thereof or thirty (30) calendar days of an independent testing decision in favor of Cadista, at no cost to Cadista.  Jubilant shall make arrangements with Cadista for the return or destruction, at Jubilant’s option and cost, of any rejected Product.  All such return shipping charges or costs of destruction shall be paid by Jubilant.  In the event that Cadista has paid for rejected Product, and such Product has not been satisfactorily replaced, Jubilant shall promptly extend a credit to Cadista for the full amount paid by Cadista for such Product, together with related costs, or dispute such claim and, if necessary, initiate dispute resolution in accordance with Section 6.4(b) of this Agreement.

6.5           Product Recall.  In the event that either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product which was sold under this Agreement (a “Recall”), Cadista and Jubilant shall promptly consult with each other in good faith as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Product sold by Cadista shall be made by Cadista; provided, however, that neither Party shall be prohibited hereunder from taking any action that it is required to take by Applicable Law.  Each of Jubilant and Cadista shall make a permanent, complete and accurate record of all costs incurred by it in connection with any Product recall.

(a)           With respect to any Recall or seizure of any Product sold by Cadista and caused by the negligence, mistake or omission of Jubilant, Jubilant shall (i) reimburse (or at Cadista’s option, credit) Cadista for all out-of-pocket costs and expenses reasonably incurred by Cadista in connection with the Recall or seizure, replacing the Product subject to the Recall or seizure in accordance with the provisions of Section 6.5; and (ii) as provided in Section 12.1(b), indemnify and save Cadista harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall.

(b)          With respect to any Recall or seizure caused by the negligence, mistake or omission of Cadista, Cadista shall:  (i) reimburse (or at Jubilant’s option, credit) Jubilant for all out-of-pocket costs and expenses reasonably incurred by Jubilant in connection with the Recall or seizure; and (ii) as provided in Section 12.1(a), indemnify and save Jubilant and its Affiliates harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall.

(c)           With respect to any Recall of a Product sold by Cadista and not caused by the negligence, mistake, fault, error or omission of either Party, the expenses shall be for the account of Jubilant.

(d)           If Jubilant and Cadista cannot agree which Party is at fault or whether a Recall or seizure was reasonably beyond the control of the Parties, then an independent technical expert, acceptable to both Parties, shall be designated to make such determination.  The so designated technical expert shall not be an employee, consultant, officer, director or shareholder of, or otherwise associated with, Jubilant, Cadista or their respective Affiliates.  The technical expert’s determination will be, in the absence of fraud or manifest error, binding and conclusive upon the Parties.

(e)           Each Party shall keep the other fully informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of a Product, or which might result in liability issues or otherwise necessitate action on the part of either party, or which might result in Recall or seizure of such Product.   Each Party shall reasonably cooperate with the other in the implementation of a Recall.

(f)            Prior to any reimbursement pursuant to this Section 6.5 the Party claiming reimbursement shall provide the other party with all available documentation of all reimbursable costs and expenses.

6.6           Approved Manufacturer.

For each Product, Jubilant may, at any time during the Term, direct that a Product be manufactured by a Third Party manufacturer (an “Approved Manufacturer”).  In such event, Cadista shall purchase its requirements of such Product exclusively from such Approved Manufacturer under the same terms of this Agreement, so long as the Third Party manufacturer complies with all applicable regulations, including cGMP’s.

ARTICLE VII – PAYMENT OF PURCHASE PRICE;
ACCOUNTING

7.1           Product Purchase Price.  The purchase price payable by Cadista to Jubilant for each Product shall be ninety percent (90%) of the Net Sales of such Product (the “Product Purchase Price”).  At the time of delivery of a shipment of a Product to Cadista, Jubilant shall issue to Cadista an invoice for such shipment which will contain the estimated Product Purchase Price calculated based on the then current Expected Market Price for such Product.

7.2          Sales Reports.  Within ten (10) days after each calendar quarter, Cadista shall provide Jubilant a quarterly sales report for each Product.  The quarterly report shall show Product sales during each quarter by customer, including the calculation of the Net Sales for such Product for such quarter.  Cadista shall provide such other information relating to the sales of the Product as may reasonably be requested by Jubilant, from time to time.

7.3           Quarterly Adjustment.  Within thirty (30) days after each calendar quarter, Cadista shall calculate the actual Product Purchase Price of a Product for Net Sales occurring during such quarter giving effect to the actual Net Sales price for such Product during such quarter and the Destination Charges incurred in such quarter.  To the extent the estimated Product Purchase Price paid by Cadista to Jubilant for such Product during such quarter exceeds ninety percent (90%) of the Net Sales price for such Product, Jubilant shall issue to Cadista a credit for such overpayment which shall be applied against future Product purchases.  To the extent the estimated Product Purchase Price paid by Cadista to Jubilant for such Product during such quarter is less than ninety percent (90%) of the Net Sales price for such Product, such shortfall shall be added to the next Product invoice from Jubilant.  Jubilant shall also credit Cadista for Destination Charges incurred in a quarter by crediting such amount against future Product purchases.  Any amounts remaining to be credited by Jubilant to Cadista or to be included in a future invoice to Cadista at the termination or expiration of the Agreement shall be settled in cash at the termination or expiration of this Agreement.

7.4           Payment Terms.  Cadista will pay to Jubilant the invoiced Product Purchase Price for each Product shipment within sixty (60) days from the date of receipt of invoice.  All payments hereunder shall be paid in United States dollars, by wire transfer to a bank account designated by Jubilant.

7.5           Jubilant’s Audit Rights.  Cadista shall maintain and Cadista shall require its Affiliates to maintain, at their respective offices, accurate and complete books and records of the Cadista Net Sales of each of the Products and in such form and in such reasonable detail as to enable Cadista to verify the Net Sales of each of the Products.  Upon the written request of Jubilant, and not more than once per calendar year, Cadista shall permit an independent certified public accounting firm selected by Jubilant and reasonably acceptable to Cadista to have access during normal business hours to such of the records of Cadista as may be reasonably necessary to verify the accuracy of the Net Sales and any deductions used to calculate Net Sales for each Product for any calendar year ending not more than three full years prior to the date of such request.  If such accounting firm concludes that there are discrepancies in the reporting or calculation of the Net Sales for a Product, such accounting firm shall recalculate such amounts and: (a) Cadista shall pay any additional sums underpaid to Jubilant within thirty (30) calendar days of such re-determination; or (b) Jubilant shall credit Cadista for any overpaid amounts.  The fees and expenses charged by such accounting firm shall be paid by Jubilant.  However, if the audit discloses that the aggregate payments relating to all Products to Jubilant was underpaid during the audit period by more than $25,000, then Cadista shall pay the reasonable fees and expenses charged by the accounting firm.  The results of such audit shall be final and binding on the Parties.

7.6           Sales and Use Taxes.  Cadista shall be responsible for the payment of all federal, state or local taxes, use or value added taxes, excise or similar charges, or other tax assessments (other than that assessed against income), assessed or charged on the sale of the Products by Cadista in the  Territory pursuant to this Agreement.

7.7           Confidential Financial Information.  The Parties shall treat all financial information subject to review under Section 7.5 hereof as Confidential Information.

7.8           Unsold Product and Product Returned by Customer.    Cadista may return for a full refund Product which it was not able to sell, when the Product’s remaining shelf life reaches twelve months or less (even though when received shelf life was longer), or when it reasonably determines that it will not be able to sell Product within three (3) months.  In lieu of adjusting Net Sales, Cadista may return for a full refund any Product returned by a customer.  All refunds shall include Destination Charges, in addition to Product Purchase Price.  Jubilant shall bear all expenses of any returns under this Section 7.8, including without limitation, transportation, customs and taxes.  In the event Jubilant requests the destruction of Product in lieu of return, Jubilant shall bear all expenses of such destruction and refund amounts paid for such Product and any Destination Charges.

ARTICLE VIII
MANUFACTURING STANDARDS AND QUALITY ASSURANCE

8.1           Jubilant Product Warranties.  Jubilant hereby represents, warrants, covenants and agrees that:

(a)           All Products supplied to Cadista by Jubilant under this Agreement (i) will meet the Product Specification for such Product as of the date that title to such Product is delivered to Cadista and during the shelf life of such Product, (ii) will satisfy Applicable Laws and cGMP with respect to the manufacture, packaging, storage and shipment of such Product, and (iii) will not be adulterated or misbranded pursuant to Sections 501 and 502 of the FD&C Act (21 U.S.C. §§ 351 & 352).

(b)          All Products supplied by Jubilant hereunder will be transferred to Cadista free and clear of any liens, claims, encumbrances and security interests.

(c)           The Product supplied by Jubilant shall have a shelf life of at least 21 months at the time it is received by Cadista.

8.2           Jubilant General Warranties.

(a)           Jubilant is not debarred and will not to its knowledge use in any capacity the services of any Person debarred under Section 335(a) of the FD&C Act; and

(b)           Except as otherwise provided in this Agreement, Jubilant shall obtain and maintain all necessary licenses, permits or approvals required by the FDA or other relevant Governmental Authority in connection with the manufacture, filling, packaging, storage, and shipment of the Products, including, without limitation, all material permits related to its manufacturing facility.

8.3           Product Testing. Jubilant shall conduct, or cause to be conducted, all physical parameters and in-process testing with respect to each batch of a Product to be supplied pursuant hereto prior to delivery thereof to Cadista.  Jubilant shall retain a sample of each batch tested for at least the shelf life of such batch, or such longer period as may be required by cGMP.

8.4           Disclaimer.  JUBILANT HEREBY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY.

ARTICLE IX
TERM, EXCLUSIVITY AND TERMINATION

9.1           Term.  This Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 9.2, shall continue in full force and effect on a Product-by-Product basis for a term of five (5) years from the date of the first commercial sale of such Product in the Territory (the “Initial Term”); provided, however, that the Initial Term shall be extended automatically for additional terms of one (1) year each thereafter (each a “Renewal Period”) in the absence of either Party providing written notice to the other electing not to renew the Term of this Agreement with respect to a Product, which written notice shall be provided by such Party to the other not later than one hundred and eighty (180) days prior to the expiration of the Initial Term or any Renewal Period (the Initial Term and any Renewal Period for a Product are referred to collectively as the “Term” and shall be determined on a Product-by-Product basis).

9.2           Termination.  (a) Prior to the expiration of the Term, this Agreement may be terminated in its entirety for all Products:

(i)          immediately upon the mutual written consent of Cadista and Jubilant;

(ii)         by either Party upon the other Party’s  material breach of its obligations under this Agreement, which material breach remains uncured sixty (60) calendar days after the terminating Party has provided written notice of same; or

(iii)        in the event either Party ceases conducting business in a normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any case or proceeding under the Bankruptcy Code or any other statute of any state or country relating to insolvency or the protection of creditor rights, or otherwise rejects this Agreement in any case or proceeding under the Bankruptcy Code, the other Party shall have a right to terminate this Agreement, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents thereto or such proceeding is not dismissed within ninety (90) calendar days after the filing thereof.  The Parties agree that each party may fully exercise all of its rights and elections under the Bankruptcy Code.

(b)         This Agreement may be terminated with respect to a Product or Products upon the mutual written consent of the Parties with respect to such Product or Products.

9.3 Rights and Remedies upon Termination of Agreement. (a) In the event this Agreement is terminated under Section 9.2(a) or upon the expiration of the Term: (1) the marketing, distribution and sales rights granted to Cadista for the Products shall terminate; (2) Jubilant’s obligations to manufacture and supply the Products to Cadista, and Cadista’s obligation to source the Products exclusively from Jubilant, shall terminate; (3) Cadista may sell all of the Products in its possession or ordered prior to the effective date of such termination, provided that Cadista remits to Jubilant, the Product Purchase Price for such Products in accordance with Sections 7.1 and 7.3; and (4) any Regulatory Approvals relating to Products (including, without limitation, the ANDAs relating to the Products) and any Intellectual Property Rights belonging to Jubilant will remain the sole and exclusive property of Jubilant.

(b)          In the event this Agreement is terminated under Section 9.2(b), (1) the marketing, distribution and sales rights granted to Cadista for the affected Product shall terminate; (2) Jubilant’s obligations to manufacture and supply the affected Products to Cadista, and Cadista’s obligation to source the affected Products exclusively from Jubilant, shall terminate; (3) Cadista may sell all of the affected Products in its possession or ordered prior to the effective date of such termination, provided that Cadista remits to Jubilant the Product Purchase Price for such affected Products in accordance with Sections 7.1 and 7.3; and (4) any Regulatory Approvals relating to the affected Products (including, without limitation, the ANDAs relating to the Products) and any Intellectual Property Rights belonging to Jubilant will remain the sole and exclusive property of Jubilant.

9.4           Survival.  (a) Upon termination of this Agreement, it shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (a) Section 6.5 (Product Recall); (b) Article VII  (Payment of Marketing Commission; Product Purchase Price; Accounting); (c) Article XII (Indemnification); (d) Article X (Confidentiality), (e) Section 9.3 (Rights and Remedies Upon Termination); (f) this Section 9.4 and (g) Article XIII.  The rights and remedies provided in this Article IX shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(b) Any termination of this Agreement shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination, including, without limitation, any claim for indemnification under Article XII.  In addition, at Jubilant’s option, Cadista all take delivery and pay for all Product subject to outstanding purchase orders at the time of termination.

ARTICLE X – CONFIDENTIALITY

10.1        Confidentiality and Non-Use Obligations.  (a)  During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination, neither Cadista nor Jubilant shall use, for any purpose other than the purpose of this Agreement, reveal or disclose to any Third-Party information and materials disclosed by the other Party (whether prior to or during the Term of this Agreement), and marked as confidential or for which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party (the “Confidential Information”) without first obtaining the written consent of the other Party.

(b)         The Parties shall take all reasonable precautions to prevent the use or disclosure of such Confidential Information without first obtaining the written consent of the other Party, except (i) as may be required for securing Regulatory Approval, or as may otherwise be required to be disclosed to an Agency in the Territory; or (ii) as required in connection with any filings made by the Securities and Exchange Commission or similar non-U.S. regulatory authorities or by the disclosure policies of a major stock exchange.

(c)         These restrictions upon disclosure and use of Confidential Information shall not apply to any specific portion of Confidential Information which:

(i)	is Confidential Information which can be demonstrated by the recipient’s documentary evidence to have already been in the possession of the recipient at the time of disclosure by the other Party;

(ii)	is or later becomes available to the public, as evidenced by documents which were generally published, other than by a breach by the Party;

(iii)	is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure;

(iv)	is information developed by the Party entirely without reference or use of Confidential Information, as established by probative documentary evidence; or

(v)	is required to be disclosed by law or government regulation.

ARTICLE XI – REPRESENTATIONS, WARRANTIES AND COVENANTS

           11.1            Legal and Governmental Compliance.  Each Party shall comply with all Applicable Laws, relating to the activities undertaken by such Party hereunder.

           11.2           Jubilant Representations, Warranties and Covenants.  Jubilant represents, warrants and covenants  to Cadista that the following are true and correct as of the date stated therein, or if none is specified then as of the  date hereof:

(a)
Jubilant is a corporation duly organized, validly existing, and in good standing under the applicable laws of incorporation and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b)
Jubilant has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Jubilant. This Agreement has been duly and validly executed by Jubilant.

(c)
To the best of Jubilant' knowledge, it has not and will not use the services of any persons debarred under 21 U.S.C. § 335(a) or (b) in any capacity associated with or related to the manufacture of the Products including those of its contract manufacturers.

            11.3           Representations, Warranties and Covenants of Cadista.

Cadista represents, warrants and covenants  to Jubilant that the following are true and correct as of the date stated therein, or if none is specified then as of the  date hereof:

(a)
Cadista is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b)
Cadista has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Cadista. This Agreement has been duly and validly executed by Cadista.

(c)	Without limiting anything herein, Cadista shall comply with all Applicable Laws in performing this Agreement, including all marketing, promotional or advertising activities.

(d)	Cadista is not debarred and will not to its knowledge use in any capacity the services of any Person debarred under Section 335(a) of the FD&C Act.

(e)
Except as otherwise provided in this Agreement, Cadista shall obtain and maintain all necessary licenses, permits or approvals required by the FDA or other relevant Governmental Authority in connection with the marketing, distribution and sale of the Products in the Territory.

           11.4          Limitation on Warranties.  Except as expressly provided in this Agreement, neither Party makes any representation or warranty to the other, whether express or implied, either in fact or by operation of law, by statute or otherwise, and both Parties specifically disclaim any and all implied or statutory warranties, including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose.  In addition, each Party understands and agrees that neither Party warrants nor commits that the Product will be successfully developed, be submitted for applicable Regulatory Approval, or receive applicable Regulatory Approval.

ARTICLE XII - INDEMNIFICATION; INSURANCE

12.1       Indemnification.  (a) Cadista Indemnification.  Cadista agrees to indemnify and hold forever harmless Jubilant and its Affiliates and each of their agents, directors, officers and employees from and against any third-party loss, damage, action, proceeding, expense or liability (“Losses”) arising from or in connection with (i) the offer for sale, sale or distribution by Cadista in the Territory of a Product, except for Losses to the extent Jubilant has agreed to indemnify Cadista pursuant to Section 12.1(b);  (ii) infringement or misappropriation of any copyright or trademark arising out of the marketing and/or sale of a Product in the Territory during the Term; (iii) the breach or inaccuracy of any representations, warranties or covenants made by Cadista in this Agreement; and (iv) a Recall described in Section 6.5(b).

(b)         Jubilant Indemnification.  Jubilant agrees to indemnify and hold forever harmless Cadista and each of their agents, directors, officers and employees from and against any Losses arising from or in connection with: (i) the breach or inaccuracy of any representations, warranties or covenants made by Jubilant in this Agreement; (ii) Jubilant’s or its Affiliates’ manufacture and supply of a Product that does not meet Product Specifications or such Product Warranties provided in Section 8.1 at the time of delivery and during the shelf life of such Product; (iii) the infringement or misappropriation of any patent or trade secret of any Third Party relating to any Product; (iv) Service Level Charges; (v) Destination Charges;  and (vi) a Recall described in Section 6.5(a) and Section 6.5(c).

12.2        Procedure; Limitation of Liability. The indemnities set forth in this Article XII are subject to the condition that the Party seeking indemnity shall forthwith notify the other Party on being notified or otherwise made aware of a suit, action or claim and that the indemnifying Party defend and control any proceedings, with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the reasonable costs of other Party’s counsel, to be selected by the indemnifying Party upon consent of the other Party, not unreasonably withheld); provided that the indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the indemnified Party (such consent not to be unreasonably withheld or delayed).  The Parties shall cooperate in the defense of any Third Party claim.  The Parties acknowledge and agree that the indemnity provisions of Section 12.1 shall comprise the Parties’ sole and exclusive remedy at law or equity for matters relating to the subject matter of this Agreement.  Notwithstanding anything to the contrary contained herein, Cadista’s liability to Jubilant  for indemnification and/or breach of this Agreement is limited to $250,000 in the aggregate.

12.3       Other Product Liability Claims.  To the extent either party incurs any Losses arising from or in connection with any claim based on product liability with respect to the Product to the extent not arising from the actions set forth in Sections 12.1(a) and 12.1(b), above (“Product Claim”) such Losses shall be borne by Jubilant.

12.4        DISCLAIMER.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY COVER, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

12.5        Insurance.  During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each Party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement, which meets the following requirements:

(a)         the insurance shall insure such Party against all liability related to its activities relating to the development, manufacture or sale of a Product (whether such Party’s liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and

(b)        the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, sale or distribution of a marketed product maintained by such Party cover less than the greater of (i)  ten million U.S. dollars (U.S. $10,000,000) per occurrence (or claim) and an annual aggregate of ten million U.S. dollars (U.S. $10,000,000) or (ii) such limits required to be maintained by Cadista as mandated by Cadista’s customers.  All such policy shall include a contractual endorsement naming the other Party to this Agreement as an additional insured and require the insurance carriers to provide such other Party with no less than thirty (30) days’ written notice of any change in the terms or coverage of the policies or their cancellation.

ARTICLE XIII - MISCELLANEOUS

13.1        Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or Losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.

13.2        Notices.  All notices or other communications given pursuant hereto by one Party hereto to the other Party shall be in writing and shall be deemed given (a) when delivered by messenger, (b) when sent by telecopier (with receipt confirmed), (c) when received by the addressee, if sent by express mail, federal express or other express delivery service (receipt requested) or (d) three (3) days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopy number set forth below (or to such other addresses and telecopy numbers as a Party may designate as to itself by notice to the other Party):

Notices for Jubilant shall be sent to:

Jubilant Life Sciences Ltd.
Plot No 1-A, Institutional Area,
Sector 16/A Noida 201 301,
Uttar Pradesh, India
Attn: President

Notices for Cadista shall be sent to:

Jubilant Cadista Pharmaceuticals Inc.
207 Kiley Drive
Salisbury, Maryland   21801
Attn: President

13.3        Governing Law.  This Agreement shall be governed by the laws of the State of New York, as such laws are applied to contracts entered into and to be performed within such state, as though made and to be fully performed therein without regard to conflicts of law principles thereof.  The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

13.4        Non-waiver of Rights.  Except as specifically provided for herein, the waiver from time to time by any of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

13.5        No Agency.  Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

13.6        Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable.

13.7        Entire Agreement. This Agreement together with the Exhibits and Schedules hereto sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the collaboration, and supersedes and terminates all prior agreements and understanding between the Parties under this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.8        Assignment. No Party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other Party having been obtained, assign or transfer this Agreement to any Third-Party, provided, however, that any Party may assign or transfer this Agreement to any Affiliate, provided that the assigning Party shall guarantee the performance of that Affiliate, or to any successor by merger of such Party of its pharmaceutical business, or to the Purchaser of all or substantially all of such assets of, or stock relating to, its pharmaceutical business, without the prior written consent of the other Party hereto.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

13.9        Facsimile Execution.  This Agreement may be executed in facsimile-signature counterparts, including PDF/email, each of which is hereby agreed to have the legal binding effect of an original signature.  The Parties hereto agree to forward the original signatures by overnight mail to the other Party upon execution, if requested.

13.10    Third Party Beneficiaries. This Agreement has no intended third party beneficiaries.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

JUBILANT LIFE SCIENCES LTD.		JUBILANT CADISTA PHARMACEUTICALS INC.

BY:	/s/ Neeraj Agrawal	BY:	/s/ Kamal Mandan
	NAME :Neeraj Agrawal		NAME :Kamal Mandan
	TITLE: CEO Generics		TITLE: Chief Financial Officer

SCHEDULE 1

Products

Product	Innovator Product	Dosage Form
Lamotrigine Chew Tablets	Lamictal	5 and 25 mg tablets
Risperidone ODT	Risperdal® M–Tabs	0.5, 1, 2, 3 and 4 mg tablets
[****]	[****]	[****]
Donepezil Tablets	Aricept®	5 and 10 mg tablets

Amendments to the foregoing table shall be evidenced by the signatures below.

JUBILANT LIFE SCIENCES LTD.		JUBILANT CADISTA PHARMACEUTICALS INC.

BY:		BY:
	NAME :	`	NAME :
	TITLE:		TITLE:
	DATE:		DATE:

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

EXHIBIT A

PRODUCT SPECIFICATIONS
See Attached

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 1 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 25 mg
Product Code: 312		Test Method: FP-034C
Revision No.: 3	Supersedes: FP-034B	Effective Date: AUG 27 2010
Prepared By / Date: [***]	Approved By / Date: [***]	Approved By / Date: [***]
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Description	[***]
Identification A	[***]
Identification B	[***]
Loss on Drying	[***]
Disintegration Time	[***]
Dissolution	[***]	Mean: Range: RSD:

Checked By / Date: ___________________	Approved By / Date:______________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 2 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 25 mg
Product Code: 312		Test Method: FP-034C
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Uniformity of Dosage Units (Content Uniformity)	[***]	AV: Mean: Range:
Related Substances	[***]
Assay	[***]
Residual Solvents	[***]
Uniformity of Dispersion	[***]
Friability	[***]

Remarks:  Approved: ______________ / Not Approved: ______________

Checked By / Date: ___________________	Approved By / Date:______________

Comments (if any): _______________________________________________________________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 1 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 5 mg
Product Code: 311		Test Method: FP-034C
Revision No.: 3	Supersedes: FP-034B	Effective Date: AUG 27 2010
Prepared By / Date: [***]	Approved By / Date: [***]	Approved By / Date: [***]
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Description	[***]
Identification A	[***]
Identification B	[***]
Loss on Drying	[***]
Disintegration Time	[***]
Dissolution	[***]	Mean: Range: RSD:

Checked By / Date: ___________________	Approved By / Date:______________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 2 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 5 mg
Product Code: 311		Test Method: FP-034C
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Uniformity of Dosage Units (Content Uniformity)	[***]	AV: Mean: Range:
Related Substances	[***]
Assay	[***]
Residual Solvents	[***]
Uniformity of Dispersion	[***]
Friability	[***]

Remarks:  Approved: ______________ / Not Approved: ______________

Checked By / Date: ___________________	Approved By / Date:______________

Comments (if any): _______________________________________________________________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Specifications for each Product are to be established as set forth in the definition of Product Specifications.  Amendments to Product Specifications shall be evidenced by the signatures below.

JUBILANT LIFE SCIENCES LTD.		JUBILANT CADISTA PHARMACEUTICALS INC.

BY:		BY:
	NAME :		NAME :
	TITLE:		TITLE: